Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Investor Contact:
Peter Vozzo
Senior Director, Investor Relations
301-251-6003

HUMAN GENOME SCIENCES APPOINTS DAVID P. SOUTHWELL EXECUTIVE
VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

ROCKVILLE, Maryland – March 9, 2010 – Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced that David P. Southwell has been named Executive Vice President and Chief Financial Officer. He will report directly to H. Thomas Watkins, President and Chief Executive Officer, and will serve as a member of the Management Committee of the Company. Mr. Southwell has served as a member of the HGS Board of Directors since July 2008, and he is resigning from the Board to accept this new position. His new appointment is effective March 22, 2010.

Prior to joining the HGS Board, Mr. Southwell was at Sepracor, Inc., a research-based pharmaceutical company, where he served as Executive Vice President and Chief Financial Officer.

“David Southwell brings more than twenty-five years of experience to HGS, including serving as Chief Financial Officer of a leading public specialty pharmaceutical company,” said Mr. Watkins. “He has a significant track record of accomplishment in financial management and strategy. We are pleased to welcome David to his new role as we continue to move toward our goal of becoming a fully commercial biopharmaceutical company.”

During his fourteen-year tenure at Sepracor, Mr. Southwell advanced through a series of senior management positions with increasing responsibility in finance, corporate planning, development and licensing. Prior to joining Sepracor, Mr. Southwell was Vice President, Investment Banking Division, at Lehman Brothers in New York.

“I am excited to be joining a team I know well from my role on the Board, at a pivotal time for the Company,” said Mr. Southwell.

Mr. Southwell graduated from Rice University, and received his M.B.A. from the Tuck School of Business at Dartmouth College. He serves as Chairman of the Board of Directors for BioSphere Medical, Inc. and is a member of the Board of Directors of PTC

Therapeutics, Inc. He also serves as Chairman of the Tuck School of Business MBA Advisory Board.

About Human Genome Sciences

The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs. The HGS clinical development pipeline includes novel drugs to treat lupus, hepatitis C, inhalation anthrax and cancer.

The Company’s primary focus is rapid progress toward the commercialization of its two lead drugs, BENLYSTA™ (belimumab) for systemic lupus and ZALBIN™ (albinterferon alfa-2b) for hepatitis C. Phase 3 development has been completed successfully for both BENLYSTA and ZALBIN. The submission of marketing applications for BENLYSTA is planned in the U.S., Europe and other regions in the second quarter of 2010. A BLA has been submitted for ZALBIN to the FDA in the United States, and an MAA has been submitted under the brand name JOULFERON® to the EMEA in Europe.

In April 2009, HGS completed the delivery of 20,000 doses of raxibacumab to the U.S. Strategic National Stockpile for use in the event of an emergency to treat inhalation anthrax. In July 2009, HGS secured a new purchase order for 45,000 doses, and the Company delivered the first 5,600 doses to the Stockpile under the new order in November 2009.

HGS also has several drugs in earlier stages of development for treatment of cancer, led by the TRAIL receptor antibody mapatumumab and a small-molecule antagonist of inhibitor-of-apoptosis proteins. In addition, HGS has substantial financial rights to certain products in the GSK clinical pipeline including darapladib, in Phase 3 development in patients with coronary heart disease, and Syncria® (albiglutide), in Phase 3 development in patients with type 2 diabetes.

For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to medinfo@hgsi.com or by calling HGS at (877) 822-8472.

HGS, Human Genome Sciences, BENLYSTA, and ZALBIN are trademarks of Human Genome Sciences, Inc. Other trademarks referenced are the property of their respective owners.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of Human Genome Sciences’ unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, Human Genome Sciences’ ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, Human Genome Sciences’ dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

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